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                                                                    Exhibit 99.1

Spinnaker Exploration Company Announces Appointment of New
 Chief Financial Officer
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HOUSTON, Dec.7 /PRNewswire/ -- Spinnaker Exploration Company (NYSE:  SKE - news)
today announced that Robert M. Snell will join the Company as Vice President, Chief Financial Officer and Secretary. Mr. Snell replaces James M. Alexander, who in July announced his intention to retire from business.

Mr. Snell has been employed for the past eighteen years by Bank of America, most recently as Managing Director focused on investment banking activities within the energy sector. Prior to his employment with B of A, Mr. Snell worked with Peat, Marwick, Mitchell & Co. Mr. Snell is a graduate of the University of Texas at Austin where he also received an MBA.

Roger Jarvis, Spinnaker's Chairman and CEO, said, "Our Company knows Robert well, has relied upon his advice and holds him in the highest regard. These facts, combined with his skills and experience make this a great fit." Mr. Jarvis also commented on Mr. Alexander's tenure with Spinnaker, saying "Jim has done a great job in helping to build this unique company. One need only consider our positioning and financial strength to appreciate the quality of his contribution. We thank him."

Spinnaker Exploration Company is an independent energy company engaged in the exploration, development and production of natural gas and oil in the U.S. Gulf of Mexico.